EXHIBIT 4.14


                     FIFTH AMENDMENT TO AMENDED AND RESTATED

                           LOAN AND SECURITY AGREEMENT

     THIS FIFTH AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of December 29, 2000 (this "AMENDMENT"), is by and between BANK OF AMERICA, N.A., as successor by merger to Bank of America Illinois (the "LENDER"), ELXSI, a California corporation ("ELXSI"), BICKFORD'S HOLDINGS COMPANY, INC., a Delaware corporation ("Holdings"), and BICKFORD'S FAMILY RESTAURANTS, INC., a Delaware corporation ("Bickford's").

                              W I T N E S S E T H:

     WHEREAS, ELXSI and Lender are parties to that certain Amended and Restated Loan and Security Agreement, dated as of December 30, 1996 (as amended, restated, supplemented or otherwise modified and in effect from time to time, collectively, the "LOAN Agreement"), pursuant to which the Lender has provided to ELXSI credit facilities and other financial accommodations and has received a security interest and lien in substantially all of the assets of ELXSI; and

     WHEREAS, ELXSI proposes to contribute and assign substantially all of the assets of its Bickford's Family Restaurants division to Holdings, and Holdings proposes to contribute and assign such assets to Bickford's, all pursuant to that certain Contribution Agreement, dated of even date herewith (as amended, restated, supplemented or otherwise modified and in effect from time to time, the "Contribution Agreement"); and

     WHEREAS, ELXSI has requested that the Lender consent to such transfers and otherwise amend the Loan Agreement in certain respects as set forth herein, and the Lender is agreeable to the same, subject to the terms and conditions hereof including, without limitation, adding Holdings and Bickford's to the Loan Agreement as co-borrowers thereunder;

     NOW THEREFORE, in consideration of the premises and of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

     SECTION 1. DEFINED TERMS. Unless otherwise defined herein, all capitalized terms used herein have the meanings assigned to such terms in the Loan Agreement, as amended hereby. In addition, the term (i) "Bonds" means the $2,500,000 Orange County Industrial Development Authority Industrial Development Revenue Bonds (ELXSI Project), Series 1997, (iii) "Bondholder" means Bank of America, N.A., as holder of all of the Bonds, and (iii) "Bond Documents" means the Loan Agreement, dated as of September 24, 1997 and other operative documents relating to the Bonds and to any letters of credit issued by Bank of America, N.A. in connection therewith.

     SECTION 2. CONSENT TO CONTRIBUTION AGREEMENT. On the date hereof, and notwithstanding anything to the contrary set forth in the Loan Agreement or any Related Agreement (including any "due on sale" provision of any Mortgage, which solely for purposes of this express consent shall not be deemed effective) the Lender and Bondholder hereby consent to the Contribution Agreement and consummation of the transactions set forth therein or otherwise contemplated

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thereby, and waive any violation of the Loan Agreement, other Related Agreements and the Bond Documents caused thereby, PROVIDED that (i) none of Lender's existing security interests and liens shall be released on any of the assets transferred pursuant to the Contribution Agreement, all of which shall continue in full force and effect, (ii) Borrower complies with all the terms and conditions set forth in this Amendment, and (iii) the Effective Date (as defined below) occurs not later than 5:00 p.m. Chicago time, January 2, 2001.

     SECTION 3. ASSUMPTION AND JOINDER. On the date hereof, in order to induce the Lender to enter into this Amendment, each of Holdings and Bickford's hereby irrevocably and unconditionally: (i) agrees to be a party to the Loan Agreement as amended hereby and as in effect hereafter; (ii) assumes, on a joint and several basis with ELXSI, all of the existing and future Liabilities under the Loan Agreement as amended hereby and as in effect hereafter; (iii) agrees to be bound as a "Borrower" by all of the terms of the Loan Agreement, as amended hereby and as in effect hereafter; (iv) agrees to perform and discharge all of the Liabilities and other obligations of a "Borrower" contained in or arising under the terms of the Loan Agreement as amended hereby and as in effect hereafter; (v) agrees that the terms "Borrower" and "Obligor" are deemed to include each of ELXSI, Holdings and Bickford's, jointly and severally; (vi) agrees that, from and after the date hereof, it shall be a party to each Note as though it were an original signatory thereto, (vii) acknowledges and agrees that all assets and properties transferred to it under the Contribution Agreement remain subject to the existing security interests and liens of Lender and (viii) acknowledges and agrees that its joint and several obligations hereunder are incurred as a primary obligation of payment and not as a mere surety, that all suretyship defenses are hereby waived to the extent permitted by applicable law, that all rights of subrogation, indemnification, reimbursement and contribution are hereby waived until the Liabilities are indefeasibly paid in full in cash, and that in any enforcement action against Borrower Lender may proceed independently against any individual Borrower without the requirement of proceeding against, and without being deemed to waive or impair its right to proceed at a separate time against, any other Borrower. The foregoing shall not constitute a novation of ELXSI under any of the Loan Agreement or other Related Agreements and the obligations of Holdings and Bickford's under this Section 3 shall constitute additional "Liabilities" under the Loan Agreement.

     SECTION 4. GRANT OF COLLATERAL. On the date hereof, as security for the payment of all Loans now or hereafter made by Lender under the Loan Agreement or under any Note, and as security for the payment or other satisfaction of all other Liabilities (including, without limitation, all reimbursement obligations under any Letters of Credit), each of Holdings and Bickford's hereby grants to Lender a security interest in and to the following property of each of them, whether now owned or existing, or hereafter acquired or coming into existence, wherever now or hereafter located (all such property is hereinafter referred to collectively as the "COLLATERAL"):

          (a) Accounts Receivable;

          (b) Equipment and Fixtures;

          (c) Inventory;

          (d) General Intangibles;

          (e) Contract Rights and documents of title;

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          (f) All chattel paper and instruments evidencing, arising out of or relating to any obligation to it for goods sold or leased or services rendered, or otherwise arising out of or relating to any property described in clauses (a) through (e) above;

          (g) Any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or monies of or in its name now or hereafter with Lender and any and all property of every kind or description of or in its name now or hereafter, for any reason or purpose whatsoever, in the possession or control of, or in transit to, or standing to its credit on the books of, Lender, any agent or bailee for Lender, or any Participant;

          (h) All of its interest in any goods, the sale or lease of which shall have given or shall give rise to, and in all guaranties and other property securing the payment of or performance under, any Accounts Receivable, Contract Rights, General Intangibles or any chattel paper or instruments referred to in clause (f) above;

          (i) Any and all other property, of any kind or description (including but not limited to its real estate), including, without limitation, any property subject to a separate mortgage, pledge or security interest in favor of Lender or in which Lender now or hereafter has or acquires a security interest securing any Liabilities pursuant to an agreement or instrument other than the Loan Agreement;

          (j) All Intellectual Property Collateral;

          (k) All Investment Property;

          (l) All of its right, title and interest in and to all replacements, substitutions, additions or accessions to or for any of the foregoing;

          (m) All of its right, title and interest in and to all books, correspondence, credit files, records, invoices and other papers and documents, including, without limitation all tapes, cards, computer runs, computer programs and other papers and documents in its possession or control or of any provider of computer services from time to time acting for it, and all rights in, to and under all policies of insurance, including claims of rights to payments thereunder and proceeds therefrom, including any credit insurance; and

          (n) All products and proceeds (including but not limited to any Accounts Receivable or other proceeds arising from the sale or other disposition of any Collateral, any returns of any Equipment or Inventory sold by Borrower, and the proceeds of any insurance covering any of the Collateral) of any of the foregoing.

     Notwithstanding the foregoing, Lender agrees that the term "COLLATERAL" shall not include any property released by Lender pursuant to SECTION 3.6 of the Loan Agreement so long as Lender is prohibited from having a Lien on such property pursuant to the terms of any document relating to Indebtedness that is secured by a Lien on such property which is permitted by SECTION 5.16 of the Loan Agreement.

     SECTION 5. OUTSTANDING LOANS; CHANGES TO FACILITIES. On the date hereof, the unpaid principal balance of the Revolving Loans is $6,781,828.00 and of the Supplemental Revolving Loans is $3,525,000.00 (in each case before giving effect to the borrowing and application of proceeds of the Term Loan as herein provided). On the date hereof and after giving effect to the Term Loan provided herein, the Supplemental Revolving Credit Amount shall be permanently reduced to zero (0). On the date hereof, the outstanding face amount of all Letters of Credit is $526,314. The Additional Revolving Credit Amount was previously reduced to zero (0) pursuant to the Second Amendment, dated as of September 24, 1997, and accordingly Borrower shall no longer have any right under the Loan Agreement to obtain Supplemental Revolving Loans or Additional Revolving Loans. After the date hereof, the Credit Reduction Amount shall be deemed zero (0) and the Revolving Credit Amount shall no longer be reduced (pursuant to Section 2.1.3(a) of the Loan Agreement or otherwise) on account thereof.

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     SECTION 6.  TERM LOAN. On the date hereof, the Lender shall make a term loan ("Term Loan" or "Term Loans") to the Borrower in the principal amount of $5,000,000. The proceeds of such loan shall be used to repay an equivalent principal balance, first, of the Supplemental Revolving Loans, and then of the Revolving Loans. The Borrower shall make quarterly principal payments on the term loan in the amount of $250,000 each on the last day of each March, June, September and December hereafter. The balance of the Term Loan shall be payable in full on the Termination Date. The Term Loan initially shall bear interest at the Reference Rate plus the Reference Rate Margin for Term Loans. The Borrower shall be permitted to set interest based on the Eurodollar Rate for all or a portion of the Term Loan and for one or more Interest Periods, all pursuant to the same terms and conditions as currently exist under the Loan Agreement with respect to Revolving Loans, MUTATIS MUTANDIS, including, without limitation, with regard to borrowing and conversion notices, interest repayment requirements, breakage and other indemnified costs and expenses. Each portion of the Term Loan bearing interest for a particular Interest Period or at the Reference Rate shall be deemed a "Loan" under the Loan Agreement. The Term Loan shall be evidenced by a promissory note in the form attached as EXHIBIT A hereto. Such note shall constitute a "Note" as defined in the Loan Agreement, and the obligations of Borrower to pay the principal and interest thereof shall constitute additional "Liabilities" under the Loan Agreement subject to all the terms and provisions thereof.

     SECTION 7. INTEREST RATE MARGINS. On the date hereof and until the Liabilities are indefeasibly paid in full, and notwithstanding any term or provision of the Loan Agreement to the contrary, (i) the Eurodollar Rate Margin for Revolving Loans shall be two percent (2%) and for Term Loans shall be 2.25%, and (ii) the Reference Rate Margin for Revolving Loans shall be one-quarter of one percent (0.25%) and for Term Loans shall be one-half of one percent (0.50%).

     SECTION 8. FURTHER AMENDMENTS TO THE LOAN AGREEMENT. On the date hereof, the Loan Agreement is further amended as follows:

          (a) Section 1.1 of the Loan Agreement shall be amended by adding thereto in proper alphabetical order the following new definitions:

          "BICKFORD'S SUBORDINATED NOTE" means, collectively, the Senior Subordinated Promissory Note, dated December 30, 2000, in the face principal amount of $20,000,000 and the 15% Subordinated Promissory Note, dated December 30, 2000, in the face principal amount of $25,000,000, each issued to ELXSI by Bickford's and as the same may be amended, supplemented or otherwise modified from time to time.

          "CONTRIBUTION AGREEMENT" means the Contribution Agreement, dated as of December 29, 2000, between ELXSI, Bickford's Holdings Company, Inc. and Bickford's Family Restaurants, Inc., as amended, supplemented or otherwise amended from time to time.

          (b) The definition of "REFERENCE RATE" appearing in SECTION 1.1 of the Loan Agreement is hereby amended by deleting such definition in its entirety and inserting the following in lieu thereof:

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          ""REFERENCE RATE" means the rate of interest publicly announced by the
     Lender as its prime rate. The prime rate is set by the Lender based on various factors, including the Lender's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Lender may price loans to its customers at, above, or below the prime rate. Any change in the prime rate will take effect at the opening of business on the day specified in the public announcement of a change in the prime rate."

          (c) The definition of "REVOLVING CREDIT AMOUNT" appearing in SECTION
     1.1 of the Loan Agreement is hereby amended by deleting such definition in its entirety and inserting the following in lieu thereof:

          ""REVOLVING CREDIT AMOUNT" means $15,000,000 as adjusted after such date pursuant to this Agreement, including pursuant to SECTIONS 2.1.3 and 2.1.4."

          (d) The definition of "SUBORDINATED DEBT" appearing in Section 1.1 of the Loan Agreement is hereby amended by restating the same in its entirety as follows:

          "SUBORDINATED DEBT" means (a) the Subordinated Note, (b) the Bickford's Subordinated Note, and (c) that portion of any other Indebtedness of Borrower which contains terms satisfactory to Lender and is subordinated, in a manner satisfactory to Lender, as to right and time of payment of principal and interest thereon, to all of the Liabilities.

          (e) The definition of "TERMINATION DATE" appearing in SECTION 1.1 of the Loan Agreement is hereby amended by deleting "June 30, 2001" appearing therein and substituting therefor "December 31, 2003".

          (f) Section 2.2 (a)(i)(B) of the Loan Agreement is hereby amended by deleting the number "$2,500,000" appearing therein and substituting in lieu thereof the number "$1,500,000."

          (g) Section 2.4.2 of the Loan Agreement is hereby amended to restate the same in its entirety as follows:

              "2.4.2   NONUSE FEE. Borrower agrees to pay to Lender a fee equal
          to one-quarter of one percent (.25%) per annum on the daily average amount by which the Revolving Credit Amount exceeds the sum of the outstanding principal balance of the Revolving Loans plus the Letter of Credit Obligations. The fee provided for in this SECTION 2.4.2 shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing March 31, 2001, and on the date the Credit terminates, in each case for the period then ended."

     Notwithstanding the foregoing, the non-use fees through the date hereof shall be paid in accordance with such Section 2.4.2 as in effect prior to this Amendment.

          (h) Section 4.10 of the Loan Agreement is hereby amended by restating the same in its entirety as follows:

              "Section 4.10 SUBSIDIARIES. Borrower has no Subsidiaries except for Cues B.V., Knopofex Ltd. and those listed on Schedule 4.10, of which (in each case) it owns 100% of the issued and outstanding capital stock."

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          (i) Section 5.13(c) of the Loan Agreement is hereby amended by restating the same in its entirety as follows:

"(c) Borrower may make payments of regularly scheduled principal and interest on the Bickford's Subordinated Note, but not accelerated or prepaid amounts, PROVIDED that after giving effect thereto no Unmatured Event of Default or Event of Default shall exist and be continuing."

          (j) Notwithstanding any term or provision of Sections 5.13, 5.14 or
     5.18 of the Loan Agreement to the contrary, the Borrower (i) shall not pay any dividends on, or redeem or repurchase any shares of, Holding's preferred stock, other than the issuance of additional preferred stock of the same class in payment of scheduled dividends as and when due, which stock shall be promptly delivered to the Lender as additional Collateral, and (ii) shall be permitted to make and repay intercompany loans and advances, and pay interest and dividends and make equity contributions, among themselves (but not to Parent) in connection with cash management systems implemented or otherwise in effect in the ordinary course of business and satisfactory to Lender in its reasonable discretion, PROVIDED that at the request of Lender Borrower shall execute and -------- deliver as collateral promissory notes and other appropriate instruments in form and substance satisfactory to Lender evidencing such intercompany loans and advances not so evidenced, and provided further that any equity contributions shall be on account of currently outstanding capital stock and not through the issuance of additional capital stock.

          (k) Section 5.16 (d) of the Loan Agreement is hereby amended by restating the same in its entirety as follows:

              "(d) Liens in connection with the acquisition of property after Fiscal Year 2000 by way of purchase money mortgage, conditional sale or other title retention agreement, Capitalized Lease or other deferred payment contract, and attaching only to the property being acquired (and proceeds thereof and accessions thereto), if (i) except in the case of a Capitalized Lease, the Indebtedness secured thereby does not exceed 75% of the fair market value of such property at the time of the acquisition thereof and (ii) the aggregate principal amount of the Indebtedness of Borrower and its Subsidiaries secured by such Liens does not exceed $500,000 of such Indebtedness incurred in each Fiscal Year after Fiscal Year 2000, on a noncumulative basis;"

          (l) Notwithstanding any term or provision of Section 5.17 of the Loan Agreement to the contrary, any Borrower shall be permitted to be a guarantor or co-obligor on any restaurant real property lease of Bickford's or of any of the Liabilities under the Loan Agreement and Related Agreements.

          (m) Notwithstanding any term or provision of Sections 5.18 and 5.19 of the Loan Agreement to the contrary, ELXSI may (i) make loans to, and equity investments in, Triton Institutech, not exceeding $300,000 in the aggregate, and (ii) make loans to, and equity investments in, Cues East, a Subsidiary to be formed under the laws of Russia, not exceeding $50,000 in the aggregate.

          (n) Section 5.20 of the Loan Agreement is hereby amended by restating the same in its entirety as follows:

          "Section 5.20 LEASES. Not enter into or permit to exist, or permit any Subsidiary to enter into or permit to exist, any arrangements for the leasing by Borrower or such Subsidiary, as lessee under a lease which is NOT a Capitalized Lease, of any real or personal property (or any interest therein) other than under (a) leases in existence on the December 29, 2000 and listed on SCHEDULE 4.15 and extensions and renewals thereof (provided that any increase in the rental payments thereunder will count against the permitted lease rentals in clause
          (b) below) and (b) leases entered into after December 29, 2000 having base rentals not exceeding (in the aggregate for all such leases entered into in a particular Fiscal Year) $400,000 in Fiscal Year 2000, and $500,000 in each Fiscal Year thereafter, on a noncumulative basis."

          (o) Notwithstanding any term or provision of Section 5.25 of the Loan Agreement to the contrary, the Borrower may use proceeds of the Revolving Loans after the date hereof to provide funds to Parent for its contemporaneous purchase of Parent Securities in an aggregate amount not exceeding $500,000, PROVIDED no Unmatured Event of Default or Event of Default exists at the time such funds are so used.

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          (p) The Loan Agreement is hereby amended by adding thereto the following new Sections 5.30 and 5.31:

          "Section 5.30 BICKFORD'S TRANSACTION. Ensure that at all times:

              (a) On and after December 30, 2000, ELXSI owns, beneficially and of record, on a fully-diluted basis 100% of the issued and outstanding capital stock of Bickford's Holdings Company, Inc. ("Holdings"), and Holdings owns, beneficially and of record, on a fully-diluted basis 100% of the issued and outstanding capital stock of Bickford's Family Restaurants, Inc. ("Bickford's");

              (b) Lender has a first perfected security interest in, and has possession of, all issued and outstanding capital stock of Holdings and Bickford's;

              (c) no amendments, supplements or other modifications are made to the Bickford's Subordinated Note or the Contribution Agreement without the prior express written consent of Lender in each instance; and

              (d) no payments of the Bickford's Subordinated Note are made in violation of the Subordination Agreement, dated as of December 29, 2000, between ELXSI and Lender.

          Section 5.31 CADMUS NOTES. Ensure that:

              (a) no amendments, supplements or other modifications are made to the promissory notes of Cadmus Corporation payable to ELXSI without the prior express written consent of Lender in each instance; and

              (b) All proceeds of such notes are immediately paid to Lender to repay any outstanding balance of the Revolving Loan (it being acknowledged (for the avoidance of doubt) that, subject to the other terms of this Agreement) the amount of such proceeds may be reborrowed hereunder subject to the terms and conditions hereof."

          (q) SUPPLEMENT A to the Loan Agreement is hereby amended by deleting such Supplement in its entirety and inserting SUPPLEMENT A attached hereto in lieu thereof.

     SECTION 9. ADDITIONAL WAIVERS. On the Effective Date, the Lender hereby waives any breach of: (i) Section 5.2(e) of the Loan Agreement due to Borrower's failure to give Lender updated business and collateral location information prior to the date hereof, PROVIDED Borrower has so furnished such information to Lender by the Effective Date, (ii) Section 5.12 of the Loan Agreement due to Borrower's restaurant closings and/or sales that have occurred prior to the date hereof without Lender's, PROVIDED Borrower has notified Lender by the Effective Date of the details regarding such closings and sales, (iii) Section 5.18 of the Loan Agreement due to the Borrower having made loans to Cadmus Corporation not exceeding $11,000,000 in outstanding principal amount, PROVIDED no further loans to Cadmus Corporation shall be made after the date hereof, (iv) Section 5.26 of the Loan Agreement due to the execution by Borrower of employment agreements with Alexander M. Milley and David M. Doolittle prior to the date hereof, PROVIDED Borrower has furnished Lender by the Effective Date a true and correct copy of such agreements and amendments, and PROVIDED FURTHER no additional amendments, supplements or other modifications thereto shall be made hereafter

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without the prior written consent of Lender, (v) Section 5.27 of the Loan
Agreement through the date hereof, PROVIDED Borrower shall comply with the terms and provisions thereof hereafter, and (vi) Sections 5.26 and 5.28 of the Loan Agreement due to Borrower's amendment of the Management Agreement prior to the date hereof without Lender's consent, PROVIDED Borrower has furnished Lender a true and correct copy thereof by the Effective Date, and PROVIDED fURTHER Borrower shall make no further amendments, supplements or other modifications thereto hereafter without the prior written consent of Lender.

     SECTION 10. AMENDMENT FEE. In consideration of the execution of this Amendment by the Lender, the Borrower hereby agrees to pay a fully earned and nonrefundable fee of $140,000 (the "AMENDMENT FEE") to Lender.

     SECTION 11. REPRESENTATIONS AND WARRANTIES OF THE BORROWER. The Borrower represents and warrants to the Lender:

          (a) the representations and warranties contained in the Loan Agreement (as amended hereby) and the other Related Agreements and Supplemental Documentation are true and correct in all material respects at and as of the date hereof as though made on and as of the date hereof (except (x) to the extent specifically made with regard to a particular date and (y) for such changes as are a result of any act or omission specifically permitted under the Loan Agreement (or under any Related Agreement), or as otherwise specifically permitted by Lender or as otherwise set forth on revised Schedules to the Loan Agreement attached as Exhibit B hereto);

          (b) on the Effective Date, after giving effect to this Amendment, no Unmatured Event of Default or Event of Default will have occurred and be continuing;

          (c) the execution, delivery and performance of this Amendment has been duly authorized by all necessary action on the part of, and duly executed and delivered by, the Borrower, and this Amendment is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as the enforcement thereof may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law);

          (d) the execution, delivery and performance of this Amendment does not conflict with or result in a breach by the Borrower of any term of any material contract, loan agreement, indenture or other agreement or instrument to which the Borrower is a party or is subject;

          (e) The Contribution Agreement is, and from and after the Closing Date (as defined in the Contribution Agreement) the Transfer Instruments (as defined therein) will be, legal, valid and binding obligations of the parties thereto, will be in full force and effect, and will be sufficient to transfer to Bickford's all right, title and interest of Borrower in and to substantially all of the assets of the Bickford Family Restaurant division of ELXSI. The representations and warranties of the parties set forth in the Contribution Agreement are true and correct. On the Closing Date, (i) ELXSI will own, beneficially and of record, all of the issued and outstanding capital stock of Bickford's Holdings Company, Inc., comprised of 10,000 shares of common stock and 10,000 shares of Class A 3% Cumulative Redeemable Preferred Stock, (ii) Holdings will own, beneficially and of record, all of the issued and outstanding capital stock of Bickford's, comprised of 10,000 shares of common stock, (iii) all of the foregoing described capital stock will be validly issued, is fully paid and nonassessable, and not subject to any lien, security interest, put, call, option or other right or encumbrance other than the security interest of the Lender, (iv) Bickford's will own all right, title and interest of Borrower in and to substantially all of the assets of the Bickford's Family Restaurants division of ELXSI, free and clear of all liens, security interests, claims and interests except (x) those of the Lender or as otherwise permitted by the Loan Agreement, and (y) temporary failures to obtain Consents and Governmental Approvals and to effect recordations, and other temporary Closing Shortfalls (as such terms are defined in the Contribution Agreement), none of which shall have as of the Effective Date a material adverse effect on the business or financial affairs of Bickford's or Borrower's ability to repay the Liabilities), and (v) after giving effect to the transfer of the Bickford's Family Restaurants division of ELXSI to Bickford's, Holdings shall have no Subordinated Debt outstanding in connection with the Contribution Agreement;

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          (f) The Borrower has furnished Lender a complete and accurate list of the locations of each restaurant and other facilities to be transferred by ELXSI to Bickford's under the Contribution Agreement; and

          (g) ELXSI holds promissory notes from Cadmus Corporation payable to it in the aggregate outstanding principal amount of not more than $11,000,000, which notes have been guaranteed by Alexander M. Milley.

     SECTION 12. CONDITIONS PRECEDENT TO EFFECTIVENESS OF AMENDMENT. An Event of Default under the Loan Agreement shall occur if Borrower fails to satisfy each of the following conditions by 5:00 p.m. Chicago time, January 2, 2001 (the "Effective Date"), except to the extent expressly waived by Lender hereafter in writing:

          (a) the Lender shall have executed and delivered this Amendment;

          (b) the Borrower shall have executed and delivered to Lender a new Revolving Loan Promissory Note in the principal amount of $15,000,000; promptly following the Effective Date and its receipt of a new Revolving Loan Promissory Note, Lender shall deliver its original Revolving Loan Promissory Note to Borrower for cancellation;

          (c) the Borrower shall have executed and delivered to Lender a Term Promissory Note in the form of EXHIBIT A hereto;

          (d) the Borrower shall have paid in full the Amendment Fee to Lender and the reasonable fees and expenses of counsel to the Lender invoiced as of the Effective Date;

          (e) the Borrower shall have delivered to Lender duly executed UCC financing statements for filing in such jurisdictions as requested by Lender;

          (f) the Borrower shall have delivered to Lender the original instruments and certificates representing all capital stock of Holdings and Bickford's, together with stock powers endorsed in blank;

          (g) the Borrower shall have delivered to Lender the original Bickford's Subordinated Note, together with subordination agreements of ELXSI and Holdings in form and substance satisfactory to Lender;

          (h) ELXSI Corporation shall have duly executed and delivered its Consent and Ratification in the form attached hereto;

          (i) Cadmus Corporation shall have duly executed and delivered a subordination agreement in form and substance satisfactory to Lender;

          (j) the Lender shall have received all of the following, each duly executed where appropriate and dated as of the Effective Date (or such other date as shall be satisfactory to Lender), in form and substance satisfactory to Lender:

            (i) RESOLUTIONS. A copy, duly certified by an officer of ELXSI, Holdings and Bickford's of (1) resolutions of the Board of Directors of such corporation authorizing, as applicable, (A) the borrowings by Borrower hereunder and (B) the execution, delivery and performance of this Amendment, (2) all documents evidencing any other necessary corporate action on the part of such corporation with respect to this Amendment, and (3) all approvals or consents, if any, with respect to this Amendment;

            (ii) INCUMBENCY CERTIFICATES. A certificate of an officer of ELXSI, Holdings and Bickford's certifying the names of the officers of such corporation authorized to sign this Amendment, and all other documents and certificates to be delivered by such corporation hereunder, together with samples of the true signatures of such officers;

            (iii) BORROWER'S CERTIFICATE. The certificate of the President or Chairman of the Board of ELXSI, Holdings and Bickford's certifying to the fulfillment of all conditions precedent (other than any waived by Lender) to closing the transaction contemplated by this Amendment and the Contribution Agreement and to the truth and accuracy, as of such date, of the representations and warranties of Borrower contained in this Amendment and each Related Agreement to which Borrower is a party (except (x) to the extent specifically made with regard to a particular date and (y) for such changes as are a result of any act or omission specifically permitted under the Loan Agreement (or under any Related Agreement) or otherwise expressly permitted by Lender) and the Contribution Agreement;

            (iv) BYLAWS. A copy of ELXSI's, Holding's and Bickford's Bylaws duly certified by an officer of such corporation (or a certification by such officer that the same have not been amended since the last date the Bylaws were certified to Lender);

            (v) ARTICLES. A copy of ELXSI's, Holding's and Bickford's Articles of Incorporation, duly certified by the Secretary of State of the state of its incorporation;

            (vi) REGISTRATION; GOOD STANDING. A copy, duly certified by the applicable Secretary of State (or other appropriate officer), a certificate of good standing for ELXSI, Holdings and Bickford's issued by the Secretary of State (or other appropriate officer) of the jurisdiction of its incorporation; and

            (vii) LEGAL OPINION. Legal opinion from counsel to ELXSI, Holdings and Bickford's in form and substance satisfactory to the Lender.

          (k) Borrower shall have delivered to Lender as part of the Collateral all of the original promissory notes of ELXSI to Cadmus Corporation, together with all original guarantees and other collateral documentation guaranteeing or securing the same;

          (l) Bickford's shall have executed and delivered to Lender a Trademark Security Agreement in form and substance satisfactory to Lender; and

          (m) Borrower shall have furnished to Lender, in form and substance satisfactory to Lender, the information and documentation required by the terms of Section 9 hereof.

     SECTION 13. CONDITIONS SUBSEQUENT TO EFFECTIVENESS OF AMENDMENT. An Event of Default under the Loan Agreement shall occur if Borrower fails to satisfy each of the following conditions subsequent to the Effective Date (except to the extent expressly waived by Lender hereafter in writing):

          (a) With respect to each real estate fee and leasehold interest of Bickford's, Bickford's shall have delivered to Lender in recordable form a mortgage or deed of trust and UCC fixture filings, all in form and substance satisfactory to Lender, other than with respect to two (2) real estate fee interests on which ELXSI has previously granted a mortgage lien covering its Kingston and Marlboro, Massachusetts locations) to secure Indebtedness permitted by the Loan Agreement;

          (b) With respect to each real estate leasehold interest of Bickford's, and the personal property collateral located thereon, the Borrower shall deliver to Bank a Landlord's Estoppel, Consent and Waiver, in form and content satisfactory to the Bank, from the owner of the real property and the holder of any mortgage or deed of trust on such premises within (i) 60 days after the date hereof for Borrower's existing leaseholds, and (ii) at or prior to the time of entering into any additional leaseholds required to be mortgaged pursuant to the Loan Agreement;

          (c) Within 60 days after the date hereof, an ALTA lender's title insurance policy from a title company acceptable to the Lender, for at least Twenty Million Dollars ($20,000,000), insuring the Lender's interest in the real property collateral described in clauses (a) and (b) above, on terms in form and substance satisfactory to Lender;

          (d) Within 90 days after the date hereof, the Borrower shall obtain and thereafter maintain in place interest rate protection for the term loan hereunder in a notional amount of $5,000,000 on terms and conditions reasonably acceptable to Bank; and

          (e) Within 60 days after the date hereof, the Borrower shall deliver a certificate of the chief financial officer for each of EXLSI, Holdings and Bickford's certifying that all Consents, Governmental Approvals, Recordations and Closing Shortfalls (each as defined in the Contribution Agreement) have been obtained for the transfer to Bickford's of substantially all of the assets of the Bickford's Family Restaurants division of ELXSI.

     SECTION 14. BOND DOCUMENTS. On the Effective Date, the Bond Documents shall be deemed waived and amended to the extent necessary and applicable to conform them to the terms, provisions and conditions of Sections 8 and 9 hereof.

     SECTION 15. EXECUTION IN COUNTERPARTS. This Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

     SECTION 16. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO THE INTERNAL CONFLICTS OF LAWS PROVISIONS THEREOF.

     SECTION 17. EFFECT OF AMENDMENT; REAFFIRMATION OF LOAN DOCUMENTS. The parties hereto agree and acknowledge that (i) nothing contained in this Amendment in any manner or respect limits or terminates any of the provisions of the Loan Agreement or the other Related Agreements or Supplemental Documentation other than as expressly set forth herein and (ii) the Loan Agreement (as amended hereby) and each of the other Related Agreements and Supplemental Documentation remain and continue in full force and effect and are hereby ratified and reaffirmed in all respects.

     SECTION 18. HEADINGS. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

                            [SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                      ELXSI


                                      By:________________________________
                                      Name:______________________________
                                      Title:_____________________________


                                      Address: 3600 Rio Vista Avenue
                                               Suite A
                                               Orlando, Florida 32805

                                               Attention:  President
                                               Facsimile number: 407/849-0625


                                      BICKFORD'S HOLDINGS COMPANY, INC.

                                      By:________________________________
                                      Name:______________________________
                                      Title:_____________________________


                                      Address: 1330 Soldier's Field Road
                                               Boston, MA 02135

                                               Attention:  Kevin P. Lynch
                                               Facsimile number: 617/787-1620


                                      BICKFORD'S FAMILY RESTAURANTS, INC.

                                      By:________________________________
                                      Name:______________________________
                                      Title:_____________________________


                                      Address: 1330 Soldier's Field Road
                                               Boston, MA 02135

                                               Attention:  Kevin P. Lynch
                                               Facsimile number: 617/787-1620


                                      BANK OF AMERICA, N.A.

                                      By:________________________________
                                      Name:______________________________
                                      Title:_____________________________


                                      Address: 231 South LaSalle Street
                                               Chicago, Illinois 60697

                                               Attention:   Chicago Growth Group
                                               Facsimile number: 312/974-2108

                            CONSENT AND RATIFICATION
                          Dated as of December 29, 2000

The undersigned hereby acknowledges receipt of a copy of the foregoing Amendment, consents to all the terms and provisions thereof, and ratifies and confirms all the terms and provisions of each Related Agreement and of each Bond Document to which it is a party.

                                      ELXSI CORPORATION

                                      By:________________________________

                                      Its:_______________________________

                                  SUPPLEMENT A
                                       TO
                              AMENDED AND RESTATED

                           LOAN AND SECURITY AGREEMENT

                   Dated as of December 29, 1996, as amended,
                Between ELXSI, BICKFORD'S HOLDINGS COMPANY, INC.
                     BICKFORD'S FAMILY RESTAURANTS, INC. and
                              BANK OF AMERICA, N.A.

1. LOAN AGREEMENT REFERENCE. This SUPPLEMENT A, as it may be amended or modified from time to time, is a part of the Amended and Restated Loan and Security Agreement, dated as of December 29, 1996, between Borrower and Lender (together with all amendments, restatements, supplements and other modifications thereto, the "LOAN AGREEMENT"). Terms used and not defined herein which are defined in the Loan Agreement shall have the meaning ascribed to them therein unless the context requires otherwise.

2. ADDITIONAL COVENANTS. Until all of Borrower's Liabilities are paid in full, Borrower agrees that, unless Lender otherwise consents in writing, it will:

     SECTION 2.1. FUNDED DEBT TO EBITDA RATIO. MAINTAIN A RATIO OF FUNDED DEBT TO EBITDA NOT EXCEEDING 2.25:1.0. THIS RATIO WILL BE CALCULATED AT THE END OF EACH FISCAL QUARTER, USING THE RESULTS OF THAT QUARTER AND EACH OF THE 3 IMMEDIATELY PRECEDING QUARTERS.

"Funded Debt" means all outstanding indebtedness of Borrower for borrowed money and other interest-bearing indebtedness, including current and long term indebtedness other than indebtedness subordinated to the term loan hereunder on terms and conditions satisfactory to the Bank and excluding intercompany debt.

"EBITDA" means the sum of net income before taxes, plus interest expense, plus depreciation, depletion, amortization and other non-cash charges, and excluding other income and expense and extraordinary items, determined for Borrower on a consolidated basis.

     SECTION 2.2 FIXED CHARGE COVERAGE RATIO. MAINTAIN A FIXED CHARGE COVERAGE RATIO OF AT LEAST 1.25:1.0. THIS RATIO WILL BE CALCULATED AT THE END OF EACH FISCAL QUARTER, COMMENCING WITH THE FIRST FISCAL QUARTER OF FISCAL YEAR 2001. DURING FISCAL YEAR 2001, THE FIXED CHARGE COVERAGE RATIO SHALL BE DETERMINED FOR THE PERIOD FROM THE FIRST DAY OF SUCH FISCAL YEAR THROUGH THE DATE OF DETERMINATION, TAKING SUCH PERIOD AS ONE (1) ACCOUNTING PERIOD, AND AFTER FISCAL YEAR 2001, THE FIXED CHARGE COVERAGE RATIO SHALL BE DETERMINED FOR THE FOUR (4) CONSECUTIVE FISCAL QUARTERS ENDING ON THE DATE OF DETERMINATION, TAKING SUCH PERIOD AS ONE (1) ACCOUNTING PERIOD.

"Fixed Charge Coverage Ratio" means the ratio of (a) the sum of EBITDA, plus operating rent expenses, less capital expenditures, and less taxes paid, to (b) the sum of interest paid, plus operating rent expenses, plus capital lease payments, plus principal installments payable under this Agreement, determined for Borrower on a consolidated basis.

     SECTION 2.3 CAPITAL EXPENDITURES. Not, and not permit any Subsidiary to, purchase or otherwise acquire (including, without limitation, acquisition by way of Capitalized Lease), or commit to purchase or otherwise acquire, any fixed asset if, after giving effect to such purchase or other acquisition, (A) the aggregate capitalized cost of all fixed assets purchased or otherwise acquired (other than by means of a Capitalized Lease) by Borrower and its Subsidiaries on a consolidated basis plus (B) the aggregate annual payments under Capitalized Leases (excluding the portion thereof representing imputed interest) of Borrower and its Subsidiaries on a consolidated basis (excluding, in each of (A) and (B), (a) any fixed asset which constitutes a replacement for an asset which was the subject of a casualty or governmental taking to the extent the purchase or other acquisition thereof is funded by insurance proceeds or other payments received as a result of such casualty or taking and (b) the first $675,000 of capital expenditures related solely to removal of underground storage tanks or other environmental problems at Borrower's restaurant locations) would exceed (i) $6,660,000 for Fiscal Year 2000, and (ii) $5,000,000 for each Fiscal Year thereafter, all on a noncumulative basis.